Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Applied Digital Corporation on Form S-1 of our report dated August 2, 2023 with respect to our audits of the consolidated financial statements of Applied Digital Corporation as of May 31, 2023 and 2022 and for the years ended May 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Applied Digital Corporation for the year ended May 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
May 31, 2024